Exhibit 99.1

Precis Announces First Quarter 2005 Financial Results

For Immediate Release

Contact:	Bob Bintliff Chief Financial Officer Precis, Inc. 972-343-6501	Joe Diaz The RCG Group 480-675-0400

May 16, 2005 — Grand Prairie, Texas — Precis Inc. (Nasdaq: PCIS), a provider of access to affordable healthcare services to the ever growing number of uninsured and/or underinsured in the United States, announced its financial results for the quarter ended March 31, 2005.

For the first quarter, the company reported revenue of $8.7 million, a decrease of $2.2 million, or 13%, compared to $9.9 million during the comparable quarter in 2004 and flat with revenues from the fourth quarter of 2004. The company’s net loss for the first quarter of 2005 was $71,000, a loss of $(0.01) per diluted share compared to net earnings of $.61 million and $0.05 per diluted share for the comparable quarter in 2004.  The results included a charge of $225,000 during the quarter for severance payments.  Despite the loss, the company’s operations provided net cash of $122,000.

The Company’s results for the first quarter represent an improvement from the fourth quarter of 2004, when it reported a net loss $2.9 million, which included an impairment charge to goodwill of $2.0 million.

Judith Henkels, President and CEO of Precis Inc., commented, “I am pleased with the progress that we made in the first quarter of this year.  The cost reductions to which we committed were achieved, and new marketing initiatives were taken.  We restructured our management team and have brought in the talent we need to spark our network marketing organization and improve operational efficiencies.”

“We will realize even more cost savings during the rest of the year as many of our cost reduction measures did not take effect until late in the first quarter,” she added.

“We will be introducing a new Care Entrée program late in the second quarter that we hope will help invigorate our network sales force by broadening the appeal of our products.  This new product will also offer our sales representatives and our members a less complex program to complement the suite of existing Care Entrée programs.  Additionally, we are developing a wellness program to be introduced later this year that will also help our members proactively address their healthcare needs” added Ms. Henkels.

“With respect to the lawsuit filed against us by the State of Texas, we asked for and received another meeting with representatives of the attorney general’s office in Austin last Thursday.  We are pleased with the progress we made at the meeting and because we believe ourselves to be in compliance with the matters of concern to the state, we continue to be optimistic that we can efficiently resolve this matter.” Ms. Henkels concluded.

Precis, Inc. (Nasdaq: PCIS) will conduct a conference call to discuss financial results for the first quarter ended March 31, 2005 on Monday, May 16, 2005 at 10:00 a.m. Eastern time. Interested parties can access the call by dialing 877- 407-8035 or 201- 689-8035 or by accessing the web cast at: http://www.vcall.com/CEPage.asp?ID=92014.  A replay of the call will be available at 877-660-6853 or 201-612-7415, account number 286 and conference ID 153233, for 7 days following the call; and the web cast can be accessed at http://www.vcall.com/CEPage.asp?ID=92014 for 30 days.

About Precis Inc.

Precis Inc. and its subsidiaries market non-insurance health care savings programs, administer tax-favored reimbursement accounts, provide third party administration services to self funded employer groups and offer a broad range of financial solutions such as health and life insurance to individuals and businesses. For more information on Precis, its subsidiaries Care 125, Care Financial, LLC, and Access Administrators visit www.precis-pcis.com, www.care125.com, and www.care-financial.com, www.accesshealthsource.com respectively.

Disclaimer

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

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Financial Tables on Following Page

Precis Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Balance Sheet Data

Dollars in Thousands, except per share amounts

	For the Quarter Ended March 31,
	2005	2004
Statement of Operations Data:
Product and service revenues	$8,700	$9,946

Total operating expenses	8,829	8,828

Operating income (loss)	(129)	1,118

Earnings (loss) before income taxes	(116)	1,089
Provision for income tax expense (benefit)	(45)	483

Net earnings (loss)	$(71)	$606

Earnings (loss) per share:
Basic	$(0.01)	$0.05
Diluted	$(0.01)	$0.05

	March 31, 2005	December 31 2003
Balance Sheet Data:
Cash and cash equivalents	$7,918	$8,283
Working capital	$5,433	$6,345
Total assets	$43,114	$41,975
Total liabilities	$10,980	$9,606
Stockholders’ equity	$32,134	$32,369